EXHIBIT 99.1

NEWS RELEASE                        For immediate release
California Resources Corporation Announces CEO Departure
Santa Clarita, California, December 21, 2020 – California Resources Corporation (NYSE: CRC) (the “Company”) announced today that Todd A. Stevens, President and Chief Executive Officer, will be leaving the Company on December 31. Mark A. (“Mac”) McFarland, the Company’s Executive Chairman, will serve as interim Chief Executive Officer and James N. Chapman will serve as Lead Independent Director. The Board of Directors will launch a search process for the Company’s next CEO.
Mr. McFarland said, “Todd has led this organization through a very challenging period of time in our industry and the Company’s new board is thankful for his service and dedication. Looking forward, we will continue to focus on providing affordable energy in a safe and environmentally responsible manner and will engage proactively with our employees, regulators and stakeholders. In addition to our CEO search, we have initiated a full-scale business review and strategic repositioning effort with specific emphasis on cost reductions, capital discipline and asset rationalization to create value for our shareholders.”
Mr. Stevens said, “It has been an honor to work with the men and women of CRC over the last 6+ years. I want to express my deepest gratitude to them and wish them and the Company all the best in the future.”

Forward-Looking Statement Disclosure
All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, the Company expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.
The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the Company’s business, most of which are difficult to predict and many of which are beyond the Company’s control. These risks include, but are not limited to, the risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q.
About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California. The Company operates its world-class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, the Company focuses on safely and responsibly supplying affordable energy for California by Californians.

CRC Contacts:

Scott Espenshade (Investor Relations) (818) 661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) (818) 661-6005 Margita.Thompson@crc.com

Source: California Resources Corporation